June 8, 2012

To our Shareholders and Friends:

Enterprise is off to a good start this year, with net income of $6.2 million, or $0.31 per diluted share for the first quarter. Earnings were 50% higher than the prior year period, driven by strong growth in net interest income and gains on the sale of investment securities and other real estate.

This follows solid results for 2011, when Enterprise reported net earnings of $25.4 million, or $1.34 per diluted share, representing a 12.7% return on average common shareholders equity. This was sharply higher than the $5.6 million, or $0.21 per share, we earned in 2010. Our 2011 earnings, even on a restated basis, were among the best in our history.

As you know, we restated our financial statements for 2010 and for three quarters in 2011 as a result of an accounting error we discovered concerning income on loans covered by FDIC loss-share agreements. This delayed our 10K filing and year-end and first quarter earnings releases, which are now available at www.enterprisebank.com. We regret the delay in communicating our financial results; but now, with the restatement completed, it's clear that our core business strengthened materially in 2011, and continues to grow.

The bank continues to post organic loan growth, especially in commercial and industrial loans, which grew 4% in the first quarter on top of a 29% increase in 2011. This trend is noteworthy as many banks are struggling to grow their loan portfolios in this economy. Deposits also continue to rise and we are pleased that noninterest bearing demand deposits, which increased 1% in the first quarter and 60% in 2011, now represent 22% of total deposits. Our deposit growth in 2011 was aided substantially by the acquisition of the First National Bank of Olathe in the Kansas City region, which added $423 million in valuable core deposits.

Asset quality measures have fluctuated modestly over the past few quarters but the longer term trends are positive. We still expect elevated levels of nonperforming assets and net charge-offs for this year, but our loan loss reserve levels remain adequate.

Our net interest margin widened to 4.33% for the first quarter, compared to 4.12% for the year 2011 and 3.76% for 2010.

These favorable trends, along with strong earnings from our FDIC-covered loans, have driven substantially improved profitability.

A significant portion of our earnings over the past two years has been attributable to our four FDIC-assisted acquisitions. However, it's important to note that the loan balances we acquired in these transactions will diminish over time and the income from those loans will fluctuate due to the unpredictable timing of cash flows. As the earnings from our core business continue to grow, revenue produced by FDIC-covered loans will represent a smaller portion of our total earnings.

Looking ahead, we are focused on growing our core business. We enjoy an enviable market position as the largest publicly held bank based in St. Louis; and independent research indicates that our client satisfaction scores are market-leading. We've been successful in recruiting top banking and wealth management talent and our new business pipelines are robust.

We're working to build similarly strong positions in Kansas City and Phoenix. Operating in three markets not only provides diversification; it also magnifies our growth opportunities. Certainly, St. Louis continues to be an attractive market for us, but Kansas City is growing faster and Phoenix, the largest of our three markets, has even greater growth potential.

In addition to their income contributions, our FDIC acquisitions have enabled us to quickly establish a banking franchise in Phoenix and expand our Kansas City operation to eighth largest in that market with deposits approaching $1 billion. This larger scale in Phoenix and Kansas City has produced attractive platforms to which we can recruit, and we've been able to add terrific new bankers in both markets. Recruiting talent has been a strategic imperative at Enterprise since the day we opened the bank and the ability to recruit first-class bankers will drive our success in those markets as it has in St. Louis.

The depth and quality of our banking team have enabled us to develop specialized expertise and product capabilities to serve our clients. In the past few years we've successfully launched initiatives in merger and acquisition financing, high-end life insurance premium financing, SBA lending, asset-based lending and tax credit-related lending, investment and brokerage.

Our Enterprise University program, unique in the industry, offers business owners and their teams high-quality educational and development opportunities to boost their success. It has become a powerful differentiator for the Company and Enterprise University has now been expanded to all three of our markets.

Our efficiency ratio, measured by expenses as a percentage of revenues, was just under 62% at quarter-end. This was slightly better than our peers and we can improve it further. New technologies in transaction processing, communications and workflow management offer opportunities to reduce costs and, in many cases, improve client experience at the same time. We are aggressively evaluating and deploying these technologies to that end.

We continually update our capital plan and, as part of that process, we'll be making formal application to our regulators to redeem part or all of the $35 million in preferred stock currently held by the U.S. Treasury under the Troubled Asset Relief Program. Assuming that approval for the redemption is granted, we believe the Bank would remain well-capitalized under all regulatory definitions.

Last year marked a major step in Enterprise's progress toward resuming the high level of financial performance we expect, and the first quarter results reflect our continuing progress. In addition to our higher earnings levels, the Company has made key strategic advancements, seizing opportunities to acquire assets, market share and talent.

The banking environment continues to be challenging, with slow economic growth, high unemployment, historically low interest rates, a flat yield curve and increased regulatory scrutiny and costs. In spite of these concerns, we believe we've positioned the company well to compete successfully in this environment and to deliver the level of returns that our shareholders expect.

On behalf of our management team and the Board, I want to thank our clients, associates and shareholders for your continuing support.

Sincerely,

Peter Benoist